Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Inspire Medical Systems, Inc. 2018 Incentive Award Plan, the Inspire Medical Systems, Inc. 2007 Stock Incentive Plan, as amended, the Inspire Medical Systems, Inc. 2017 Stock Incentive Plan, as amended, and the Inspire Medical Systems, Inc. 2018 Employee Stock Purchase Plan of our report dated February 14, 2018 (except for the effect of the reverse stock split discussed in the third paragraph of Note 13 to the financial statements, as to which the date is April 23, 2018), with respect to the financial statements of Inspire Medical Systems, Inc. included in Amendment No. 2 to the Registration Statement on Form S-1 (333-224176), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

May 2, 2018